                                                                   EXHIBIT 10.16

November 14, 2001


Jack A. Blaine
2245 SW 15/th/ Place
Boca Raton, FL 19454

Dear Jack:

This correspondence will outline our understanding concerning your retirement from Unisys.

1. Unisys will continue your employment at your current salary from the date of this letter until up to August 31, 2002 ("Continuation Period"), according to the terms and conditions described in this letter. You agree to submit a signed request volunteering for the early retirement incentive plan ("ERIP") on or before November 30, 2001. A copy of this Plan is attached as Exhibit A. At this time, Unisys accepts your voluntary request to participate in the ERIP. Your election to participate in the ERIP will be irrevocable and effective as of the date on which you submit your ERIP election form, provided that you submit the election form on or before November 30, 2001. The effective date of your retirement will be the date upon which you commence new employment, or September 1, 2002, whichever first occurs. In the event you obtain full-time employment/1/ prior to September 1, 2002, Unisys will pay you any remaining salary payments due from the date of this letter until August 31, 2002 in a lump sum, less lawful deductions./2/ You will not be required to report to the office after March 1, 2002 and you will not be eligible for any vacation accrual after that date. You will be eligible to participate in the 2001 EVC Plan, pursuant to the terms of the Plan. You will not be eligible for EVC participation in 2002.

2. During the Continuation Period, your current pension, health and welfare benefits, and car allowance will be continued pursuant to the terms of the applicable Plan documents and you will continue to vest in the stock options previously granted to you in accordance with the terms of the 1990 Unisys Long Term Incentive Plan ("Stock Option Plan"). You will be eligible for a stock grant in February 2002, pursuant to the terms of the Stock Option Plan. You will continue to be eligible to participate in the Unisys Deferred Compensation Plan and the Unisys Savings Plan until the effective date of your retirement, pursuant to the terms of the applicable Plan documents. Your participation in the Unisys Short Term and Long Term

_____________________________
/1/ For purposes of this Agreement, a consulting arrangement that provides for employment for less than 15 hours per week and for a term of not more than 4 weeks will not be considered full-time employment.
/2/ Any lump sum payments provided for in this Agreement shall not be considered program compensation for purposes of any Unisys Pension Plan or the Unisys Savings Plan.

Jack A. Blaine
November 14, 2001
Page 2

     Disability Plans, as well as the Personal Liability Umbrella Insurance Policies, will terminate on March 1, 2002. During the Continuation Period and upon receipt of the appropriate invoices, Unisys will reimburse your monthly country club dues ($350 per month). At the conclusion of the Continuation Period, Unisys will pay you your accrued and unused vacation. This payment will not be subject to the Deferred Compensation scheme.

3. You will be eligible to participate in the Right Associates Key Executive Service Outplacement Program. A description of this program is attached as Exhibit B. You agree to exercise your best efforts toward obtaining new employment.

4. As an additional condition of your continued employment, you specifically agree that you will conduct yourself in a manner consistent with Unisys work rules, Code of Ethical Conduct and the highest professional standards. You also agree that you shall not negatively comment, either publicly or privately, about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, except that you may give truthful testimony before a court or governmental agency, if duly subpoenaed to testify.

5. You agree that the meaning, effect and terms of this Release have been fully explained to you and that you understand that this Release settles, bars, and waives any and all claims that you have or could possibly have against Unisys and any of its employees, agents or assigns as of the date of this Release.

6. You also agree that you have been allowed at least twenty-one (21) days to consider the meaning and effect of this Release and that this Release constitutes written notice that you have been advised to consult with an attorney prior to executing this Release.

7. You have seven (7) days from the day you sign this Release to revoke your acceptance of this Agreement and this Release shall not become effective or enforceable until this revocation period has expired.

In consideration for the foregoing promises and intending to be legally bound, you knowingly and voluntarily agree to the following:

1. To release and forever discharge Unisys Corporation and its officers, directors, employees and agents and their predecessors, successors and assigns, heirs, executors and administrators, (collectively "successor and assigns") from any and all causes of action, suits, debts, claims and demands (collectively, "claims") which you have ever had, now have or hereafter may have arising from or relating in any way to your employment relationship with Unisys or the termination thereof, including but not limited to, any claims for unpaid wages, vacation pay or severance pay and any claims for alleged violations of Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990,

Jack A. Blaine
November 14, 2001
Page 3

     as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, or breach of any employment contract or agreement, wrongful discharge, breach of the covenant of good faith and fair dealing and any claims which may have been asserted under the common law or any other federal, state or local law. Provided, however, that this Release shall not discharge in any way either party's right to contest any claimed breach of this Agreement.

2. Both parties agree that they will keep the contents of this Agreement and Release and all discussions leading up to it confidential and that neither party will disclose them to any third party, except as may be required by law. You are permitted, however, to discuss this Agreement with your family, attorney and financial advisor.

3. You understand and agree that neither this Release, nor the furnishing of the consideration for the Release, nor the negotiations leading up to this Release shall be deemed or construed at any time for any purpose as an admission by either party of liability or responsibility for any wrongdoing of any kind.

4. You acknowledge that, by reason of the position which you held within Unisys that you have become familiar with highly confidential and/or proprietary information relating to the business of Unisys such as various customer lists, sales and marketing strategies and plans, bids, projections, costs, financial data, personnel information developments, improvements, processes, methods, tools and customer relationships. You further recognize that the business of Unisys is highly competitive, and that Unisys has a legitimate business interest in preserving the highly unique and specialized skills that you have developed, as well as any and all trade secrets and other highly confidential and/or proprietary information that you may acquire therefrom, which are essential to the continued success of Unisys, and that Unisys will suffer irreparable harm should such skills or confidential information be utilized by a competitor. You further acknowledge that all such confidential and/or proprietary information and trade secrets acquired through your employment are owned and shall continue to be owned by Unisys.

5. Without prejudice to the Employee Proprietary Information and Invention and Stock Option Agreements which you previously signed, you agree that you will not, at any time, whether during your term of employment or thereafter, disclose to any unauthorized person, firm or corporation any information acquired by you in confidence through your employment with Unisys, it being understood that all such confidential and/or proprietary information constitutes trade secrets that are material to the successful conduct of Unisys and belong exclusively to Unisys. By way of example and not limitation, such confidential and/or proprietary information and trade secrets include any and all information, not otherwise available to the public, concerning: (i) marketing plans, business plans, strategies, forecasts, unpublished financial statements, budgets, bids, projections and costs; (ii) personnel information;

Jack A. Blaine
November 14, 2001
Page 4

     (iii) customer lists, customer and supplier transaction histories, identities, contacts, volumes, characteristics, agreements and prices; (iv) information regarding promotional, operational, program management, sales, marketing, research and development techniques, methods and reports and (v) other trade secrets. You specifically acknowledge that such confidential and/or proprietary information and trade secrets have commercial value to Unisys, the unauthorized disclosure of which could be detrimental to the interests of Unisys, whether or not such information is specifically identified as "Confidential" and/or "Proprietary" information by Unisys. Provided, however, that the restrictions of this paragraph shall not extend to any information or materials that are either known to the public or that can be derived, compiled or learned by a third party without significant effort or expense. Nothing contained in this Agreement or in the Agreements
                        --------------------------------------------------------
     referenced in this paragraph 5 shall be construed as a blanket prohibition
     --------------------------------------------------------------------------
     against you from working for any competitor of Unisys or to otherwise
     ---------------------------------------------------------------------
     obtain gainful employment in the Industry. Except for the limited
     ------------------------------------------------------------------
     restrictions contained in these agreements relating to the poaching of
     ----------------------------------------------------------------------
     Unisys employees or the diversion of Unisys customers/3/ to a competitor,
     -------------------------------------------------------------------------
     you are free to obtain alternate employment.
     ---------------------------------------

6. You acknowledge that the restrictions contained in the foregoing paragraphs 5 and 6, in view of the nature of the work performed by Unisys, are reasonable and necessary in order to protect the legitimate interests of Unisys, and that any violation thereof may result in irreparable injuries to Unisys, and you therefore acknowledge that, in the event of any violation of any of these restrictions, Unisys shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Unisys may be entitled.

7. You agree that on or before August 31, 2002, you will return all company information including and without limitation, related reports, files, memoranda, records, software, credit cards, telephone cards, computer access codes, disk and instructional manuals, I.D. badge, keys, library books, and other physical or personal property which you have received or prepared or helped prepare in connection with your employment with Unisys; and you have not retained and will not retain any copies, duplicates or reproductions or excerpts thereof. You will be permitted to retain your laptop computer upon the condition that upon the expiration of the Continuation Period, you will return this computer to Unisys for purposes of removing all software licensed to Unisys and its employees.

8. Except for the provisions of the Proprietary Information and Invention and Stock Option Agreements, whose terms survive the termination of your employment, this

____________________________
/3/ It is expressly agreed that any post employment restriction that references Unisys customers shall mean only those Unisys customers for whom you were responsible as an "Executive of Interest" at any time during your tenure of employment with Unisys.

Jack A. Blaine
November 14, 2001
Page 5

     Agreement supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment, the termination of your employment and the additional matters provided for herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a representative of the Company. The validity interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws. It is further agreed that if, for any reason, any provision hereof is determined to be unenforceable, the remainder shall remain binding and in effect.

9. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association. Any arbitration award will be final and conclusive upon the parties and a judgment enforcing such award may be entered in any court of competent jurisdiction.

10. If, in connection with any contemplated or filed Unisys litigation, you are called upon to provide evidence or to testify in any manner, you agree to cooperate fully with Unisys. If requested by Unisys, you agree to be present and participate in the trial of any such matter. You will, to the extent permitted by law, be reimbursed for your reasonable costs and expenses, including lost salary and attorneys fees.

If you agree to the terms set forth above, please sign and date this letter in the space provided below and return it to me. Should you have any further questions regarding this matter, please do not hesitate to contact me.

Yours truly,


David O. Aker
Senior Vice President

World Wide Human Resources and Training

Agreed:______________________________                         _____________
              Jack A. Blaine                                      Date